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                                                                  EXHIBIT 1.5(k)
                                  ENDORSEMENT


This is made part of the policy to which it is attached.

The second paragraph of the M&E Risk Charge subsection of the ACCUMULATED VALUE section of your policy is replaced by that which follows.

     The M&E Risk Asset Charge is the result of applying a rate or rates to the unloaned Accumulated Value (AV). The charge is calculated and deducted as of each Monthly Payment Date, but not past the Insured's Age 100. We guarantee that the charge will not be more than 0.000375 (0.45% annually) applied to the first $25,000 of unloaned AV plus 0.000042 (0.05% annually) applied to the unloaned AV above $25,000. We may charge a lesser amount than the maximum guaranteed charge described in this paragraph. If we charge a lesser amount, it will apply uniformly to all policies with the same form number.

Signed for Pacific Life Insurance Company at our Home Office, 700 Newport Center Drive, Newport Beach, CA 92660.


             /s/ THOMAS C. SUTTON                /s/ AUDREY L. MILFS
     Chairman and Chief Executive Officer              Secretary